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                     December 19, 2022

       James MacPherson
       Chief Financial Officer
       Integrated Wellness Acquisition Corp
       148 N Main Street
       Florida, NY 10921

                                                        Re: Integrated Wellness
Acquisition Corp
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on April 1,
2022
                                                            File No. 001-41131

       Dear James MacPherson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction